Exhibit 99.1

GRAY ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE

ATLANTA, May 7, 2026 -- Gray Media, Inc. (“Gray”) (NYSE: GTN) announced today that its Board of Directors has authorized a quarterly cash dividend of $0.08 per share of its common stock and Class A common stock. The dividend is payable on June 30, 2026, to shareholders of record at the close of business on June 15, 2026.

About Gray Media:

We are a multimedia company headquartered in Atlanta, Georgia. We are the nation’s largest owner of top-rated local television stations and digital assets serving 120 full-power television markets that collectively reach approximately 37% of US television households. The portfolio includes 81 markets with the top-rated television station and 103 markets with the first and/or second highest rated television station in average all-day ratings across the 119 of such markets that were measured by Nielsen in 2025. We also own the largest Telemundo Affiliate group with 47 markets and Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Our additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios.

Forward-Looking Statements:

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact and may be identified by words such as “estimates”, “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control include Gray’s inability to provide expected future payment of dividends, and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.graymedia.com. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

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Gray Contacts:

Alan Gould, Vice President, Investor Relations, (404) 266-8333, alan.gould@graymedia.com